EXHIBIT 99.1

Plug Power Announces New Director, Executive Appointments and Receipt of Deficiency Notice From NASDAQ

LATHAM, N.Y., April 16, 2013 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today announced that Johannes M. Roth has joined the Company's Board of Directors.

Mr. Roth is the founder and Managing Director of FiveT Capital Holding AG, an investment holding company based in Switzerland with businesses specializing in asset management, risk management and alternative investments. Mr. Roth is also a Portfolio Manager and Managing Director at FiveT Capital AG, Zurich, Switzerland, which advises several long-only funds and operates an asset management business for high net worth individuals. From 1999 to 2006, Mr. Roth was an Equity Specialist Trader and Proprietary Trader with Baader Bank AG at the Stuttgart Stock Exchange. Mr. Roth also serves as a Director of Insilico Biotechnology AG, a Stuttgart, Germany based global leader in systems biology and bioinformatics.

The Company also announced that David P. Waldek has been appointed as Interim Chief Financial Officer of the Company and Jill McCoskey has been named to the position of Chief Accounting Officer. Mr. Waldek replaces Gerald Anderson, who had served as Chief Financial Officer since July 2007.

Mr. Waldek has been a founding partner of CFO Advisory Group, LLC, a financial and business solutions advisory firm, since 2005. Prior to founding CFO Advisory Group, Mr. Waldek served as Chief Financial Officer of Albany Molecular Research, Inc., a publicly held drug discovery and development company, from March 1999 to November 2004.

Ms. McCoskey has served as Controller of the Company since 2008.

The Company also announced that on April 12, 2013, the Company received a notice from The NASDAQ OMX Group indicating that the Company has not regained compliance with NASDAQ Listing Rule 5550(a)(2), the minimum bid price rule, because the Company's common stock did not maintain a minimum closing bid price of $1.00 per share over a period of 10 consecutive business days ending on or prior to April 10, 2013. The NASDAQ notice has no immediate effect on the listing of the Company's common stock.

In accordance with NASDAQ rules, the Company has a period of 180 calendar days, until October 7, 2013, to regain compliance with the minimum bid price rule. If at any time before October 7, 2013, the closing bid price of the Company's common stock is $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule. In the event that the Company does not regain compliance with the minimum bid price rule prior to the expiration of the 180-day period, NASDAQ will notify the Company that its securities will be delisted. However, the Company may appeal the delisting determination to a NASDAQ hearing panel and the delisting will be stayed pending the panel's determination. At this hearing, the Company would present a plan to regain compliance and NASDAQ would then subsequently render a decision. The Company is currently evaluating its alternatives to resolve the listing deficiency.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for our key accounts, including Walmart, Sysco and Coca-Cola.  With more than 3,000 GenDrive units shipped to material handling customers, accumulating over 8 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and that may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including statements regarding the risk that we may not have sufficient cash to fund our operations to profitability and that we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of the company, or reduce and/or cease our operations, other risks and uncertainties related to satisfaction of the closing conditions of the offering, the estimated proceeds from the offering and the anticipated use of proceeds from the offering, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power's products and its ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of Plug Power's products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive system; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission ("SEC") on April 1, 2013, and the reports we file from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

CONTACT: Media & Investor Relations Contact:
         Gerard L. Conway, Jr.
         Plug Power Inc.
         Phone: (518) 782-7700
         media@plugpower.com
         investors@plugpower.com